Exhibit 10.2
Compensation Table for Executive Officers
The following table summarizes annual compensation for all executive officers effective as of October 1, 2005. Each executive officer is entitled to an annual cash bonus targeted at a percent of his or her annual base salary. Payment of the bonus is based on achievement of performance goals established each year by our Compensation and Management Development Committee. In addition, each executive officer is entitled to incentive compensation in the form of restricted stock awards and/or stock options. The below listed grants were made at $54.18 per share on October 25, 2005.

	Annual Compensation		Incentive Compensation
			Restricted	Securities
	Base	Cash	Stock	Underlying
Name and Principal Position	Salary($)	Bonus %	Awards (#)	Options(#)

William G. Hargett	$525,000	85%	17,000	38,000
Chairman, President and Chief Executive Officer

Steven L. Mueller	$350,000	65%	6,000	13,000
Executive Vice President and Chief Operating Officer

John H. Karnes	$310,000	55%	5,000	11,000
Senior Vice President and Chief Financial Officer

Jeffery B. Sherrick	$289,000	55%	4,000	9,000
Senior Vice President – Corporate Development

Roger B. Rice	$252,000	55%	3,000	7,000
Senior Vice President – Administration

James F. Westmoreland	$256,000	55%	2,000	4,000
Vice President and Chief Accounting Officer

John E. Bergeron	$226,000	55%	2,000	5,000
Vice President and General Manager — Offshore Division

Joanne C. Hresko	$226,000	55%	2,000	5,000
Vice President and General Manager — Onshore Division